Exhibit 99.1

NEWS RELEASE

Shoe Pavilion, Inc. Provides First Quarter 2007 Business Update

Sherman Oaks, Calif. - April 19, 2007 - Shoe Pavilion, Inc. (Nasdaq: SHOE) today provided a business update for its first quarter ended March 31, 2007.

Net sales for the first quarter of 2007 were $36.2 million and comparable store sales increased by 7.8%. The Company expects a net loss for the first quarter of approximately $1.2 million to $1.3 million, or $0.13 to $0.14 per diluted share. Previous guidance for the first quarter of 2007 was for net sales to range between $37.0 million and $39.0 million and for net loss to be approximately $0.02 to $0.03 per diluted share.

Results for the first quarter were negatively impacted by lower than expected sales and operating margin at the Company's newest stores opened in the last 12 months. Specifically, the 24 Shoe Pavilion stores opened in 2006 generated sales that were approximately $2.5 million below the Company's expectations for that group of stores. These new stores accounted for a majority of the expected first quarter operating loss. In addition, the Company opened one new store versus its plan to open three new stores.

Bruce Ross, Chief Financial Officer, stated, "Our results for the first quarter are lower than we initially anticipated as a result of outside factors which affected our 24 stores opened in the last year. Most of the stores we rolled out in 2006 were in new shopping centers where we have experienced slower than expected traffic due to ongoing construction as well as it taking longer than planned for other retailers to open stores at those centers. In addition, we experienced a lower than expected selling margin due to increased discounting in our newer stores to drive sales as well as an extended period of cold weather resulting in higher than typical sales of discounted winter merchandise in the first two months of the quarter.

"Despite the recent performance of our stores opened in the last year, it is important to note that our core business continues to perform very well. While we experienced lower than planned sales at our newer stores, we were able to achieve a 7.8% increase in comparable store sales and a 32.9% increase in net sales versus the first quarter of 2006. As a group, our mature stores, which are stores open for at least three years, outperformed our expectations and generated strong increases in both sales and operating income for the quarter. Based on the results achieved across our store base, we continue to be confident in our merchandise strategy and assortment. In addition, we continue to believe our newer stores will ramp up to generate sales growth and operating margin in line with our more mature stores, just over a longer period of time than we had originally expected."

The Company's 51 stores that are 10,000 square feet or less generated a 10.5% comparable store sales increase. Stores in California, where the Shoe Pavilion brand is most established, generated a 12% comparable store sales increase for the quarter.

Business Outlook

We plan to update our previously announced outlook for the full year 2007 when we report full first quarter 2007 financial results in early May. One assumption of our revised guidance will be that stores opened in the last 12 months will generate sales growth at a slower rate than our mature stores as has been the case to date this year. As part of our updated outlook for the full year we may adjust the number of stores to be opened in 2007.

Shoe Pavilion continues to maintain a solid balance sheet. The Company's $50 million line of credit had availability of $23.5 million as of today, April 19, 2007.

Dmitry Beinus, President and Chief Executive Officer stated, "We are taking a more conservative approach to our outlook for 2007. Following our more aggressive store opening schedule from the past year, which increased our square footage by 57%, we will focus on factors within our control to improve the performance of our newer stores. As for planned store openings, we are experiencing delays in the turnover of new stores from developers which is expected to affect the timing of store openings and potentially the number of stores we will open this year. We remain very pleased with the performance of our mature stores and believe we are on the right path to increasing sales and improving returns at our newer stores. Importantly, we remain confident in the strength and long-term growth potential of our business strategy as well as our ability to generate value for our shareholders."

Teleconference

Shoe Pavilion will host a conference call today, April 19, 2007 at 2:00 p.m. PT (5:00 p.m. ET) to discuss its first quarter 2007 business update. To access the call, please dial 866-463-5401 (domestic) or 212-457-9857 (international); pin number 643203#. A replay of the call will be available through April 27, 2007 and can be accessed approximately one hour after the end of the call by dialing 866-439-4554 (domestic) or 212-457-9844 (international); pin number 326901#.

The Company's business outlook is based upon preliminary and unaudited financial results for the first quarter as well as present management assumptions for the full year. Shoe Pavilion will release full first quarter results after the market close on May 8, 2007 and plans to provide further details regarding annual 2007 guidance at that time.

About Shoe Pavilion

Shoe Pavilion is an independent off-price footwear retailer. We offer a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. We currently operate 110 stores in California, Washington, Oregon, Arizona, Nevada, Texas and New Mexico. More information on Shoe Pavilion can be found by visiting the Company's web site at www.shoepavilion.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2007 and store opening plans. Sales and earnings trends are also affected by many other factors including, among others, the performance of existing and newly-opened stores, world and national political events, including general economic conditions, the effectiveness of our promotions and merchandising strategies, the efficient operation of our supply chain, including the support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 30, 2006, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.